Exhibit 4.22

EXECUTION VERSION

BEST LOGISTICS TECHNOLOGIES (CHINA) CO., LTD. (百世物流科技(中国)有限公司)

as Borrower

ALIBABA (CHINA) TECHNOLOGY CO., LTD. (阿里巴巴(中国)网络技术有限公司)

as Lender

RMB 600,000,000

FACILITY AGREEMENT

Dated August 19, 2021

1

Table of Contents

1	Definitions	1

2	The Facilities	7

3	Utilisation	7

4	Conditions of Utilisation	8

5	Loan Term and Repayment	11

6	Stock Warrant	12

7	Conversion Option	15

8	WFOE Share Transfer	17

9	Cancellation of Unutilised Facilities	18

10	Prepayment	18

11	Interest	19

12	Account and Currency	20

13	Purpose	21

14	Tax	21

15	Representations, Warranties and Undertakings	22

16	Anti-Money Laundering Clause	26

17	Events of Default	29

18	Security Arrangement	31

19	Notices	31

20	Set-off and Order of Payment	34

21	Confidentiality	35

22	Miscellaneous	35

23	Governing Law and Dispute Resolution	36

24	Costs and Expenses	36

25	Novation	37

26	Survival	37

27	Effectiveness	38

2

Schedule I BEST Express Companies	39

Schedule II Reorganization Plan	40

Schedule III Form of Utilisation Request	41

Schedule IV Existing Security and Existing Financial Indebtedness	42

3

Facility Agreement

No.

between:

ALIBABA (CHINA) TECHNOLOGY CO., LTD. (阿里巴巴(中国)网络技术有限公司) (Uniform Social Credit Code: 91330100716105852F), which has a registered address at 699 Wangshang Road, Binjiang District, Hangzhou, Zhejiang Province, the PRC (the “Lender”), as the one side;

and

BEST LOGISTICS TECHNOLOGIES (CHINA) CO., LTD. (百世物流科技(中国)有限公司) (Uniform Social Credit Code: 913300006738906938), which has a registered address at Room 2310, F23, 588 Jiangnan Avenue, Changhe Street, Binjiang District, Hangzhou, Zhejiang Province, the PRC (the “Borrower”), as the other side.

THIS FACILITY AGREEMENT (this “Agreement”) is made and entered into this day of August 19, 2021 by and between the Lender and the Borrower in Hangzhou in respect of the granting by the Lender of two facilities in an aggregate principal amount of RMB 600,000,000 to the Borrower upon friendly negotiations:

1	Definitions

“Facility A Loan” means a loan made or to be made under Facility A or the principal amount outstanding for the time being of that loan;

“Facility A” means the term loan facility made available under this Agreement as described in clause 2(a) (The Facilities);

“Facility B Loan” means a loan made or to be made under Facility B or the principal amount outstanding for the time being of that loan;

“Facility B” means the term loan facility made available under this Agreement as described in clause 2(b) (The Facilities);

“BEST Express” means the companies listed in Schedule I hereto;

“Sale of BEST Express” means the transaction in which Zhejiang BEST Technology Co., Ltd. (浙江百世技术有限公司) or any other member(s) of its group sell BEST Express directly or indirectly owned by them;

“Consideration for Sale of BEST Express” means any net proceeds (exclusive of taxes) to be received by Zhejiang BEST Technology Co., Ltd. (浙江百世技术有限公司) or any other member(s) of its group in cash as consideration for Sale of BEST Express;

“BEST Freight BVI” means BEST Freight Network Technology Holding Limited, which has a registered address at the offices of Maples Corporate Services (BVI) Limited, Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands;

“BEST Freight Reorganization” means the completion of reorganization of BEST Freight Business and formation of an ownership structure satisfactory to the Lender in accordance with the reorganization plan set out in Schedule II hereto, specifically including but not limited to:

(a)

that at least 95% of BEST Freight Business existing as of the date hereof, as calculated in terms of EBITDA, consolidated total assets, net assets, operating revenue and net profits, of which the financial statements have actually been consolidated with those of BEST Freight Cayman Islands, BEST Freight BVI, BEST Freight Hong Kong and New BEST Freight WFOE (such BEST Freight Business, “Reorganized BEST Freight Business”) and a properly executed certificate of such consolidation has been received;

(b)	that BEST Freight Cayman Islands, BEST Freight BVI, BEST Freight Hong Kong and New BEST Freight WFOE directly or indirectly own the whole Reorganized BEST Freight Business;
(c)

that neither the constitutional documents (including but not limited to memorandum and articles of association and amendments thereto, as well as shareholders’ agreements) of BEST Freight Cayman Islands and the Borrower nor any agreement on option to purchase or issue shares (if any) will preclude the Investor from exercising the Stock Warrant or the Lender from exercising the Conversion Option in any ways;

(d)	that BEST Freight Cayman Islands holds 100% of the shares in BEST Freight BVI;
(e)	that BEST Freight BVI holds 100% of the shares in BEST Freight Hong Kong; and
(f)	that BEST Freight Hong Kong holds all shares in New BEST Freight WFOE;

“BEST Freight Business” means the less-than-truckload freight business of 30kg and above (classified per the average weight of conventional goods transportation service orders) directly or indirectly owned by BEST Logistics Hong Kong prior to the commencement of BEST Freight Reorganization. For the avoidance of doubt, “BEST Freight Business” does not include supply chain business;

“New BEST Freight WFOE Share Pledge Agreement” means the share pledge agreement executed among the Lender, BEST Freight Hong Kong and New BEST Freight WFOE pursuant to which BEST Freight Hong Kong pledges 23.26% of the shares it holds in New BEST Freight WFOE to the Lender;

“New BEST Freight WFOE” means BEST Chi Cheng (Hangzhou) Logistics Service Co., Ltd. (百世驰橙(杭州)物流服务有限公司), which has a registered address at Room 307, F3, Hengxin Building, 588 Jiangnan Avenue, Changhe Street, Binjiang District, Hangzhou, Zhejiang Province, the PRC;

“BEST Freight Hong Kong” means BEST Freight Network Technology Management Limited, which has a registered address at 2701, 27th Floor, Central Plaza, 18 Harbour Road, Wanchai, Hong Kong;

“BEST Freight Cayman Islands” means BEST Freight Network Technology Inc., which has a registered address at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands;

“BEST Freight Group” means BEST Freight Cayman Islands and its direct or indirect Subsidiaries, as well as their respective branches (if any);

“BEST Logistics Hong Kong” means BEST Logistics Technologies Limited, which has a registered address at Unit 12, 19/F, Tower B, Southmark, 11 Yip Hing Street, Wong Chuk Hang, Hong Kong;

“BEST Inc.” means BEST Inc. (百世集团), a company listed on New York Stock Exchange (Stock Code: BEST);

“Financial Indebtedness” means any obligation (whether incurred as principal or as surety) for the payment or repayment of money of financial accommodation nature to any financial or non-financial institution, regardless of the nature or form thereof and whether actual or contingent, due or not;

“Letter of Undertaking” means the letter of undertaking issued by Zhejiang BEST Technology Co., Ltd. in favor of the Lender, confirming that the Consideration for Sale of BEST Express will first be applied towards the payment of the amounts payable by the Borrower under this Agreement;

“Plegors” mean BEST Freight Hong Kong and (unless where the Borrower Share Pledge Agreement has been terminated pursuant to the relevant provisions hereof) BEST Logistics Hong Kong and “Pledgor” means each or either of them;

“Loans” means, collectively, Facility A Loan and Facility B Loan and “Loan” means each or either of Facility A Loan and Facility B Loan (as the case may be);

“Security” means any mortgage, charge, pledge, lien, security deposit, guarantee or any agreement or arrangement of similar effect or purpose as that of security/guarantee (whether such agreement or arrangement is entered into or construed in accordance with the PRC Laws or not);

“Security Documents” means the Share Pledge Agreements and other documents designated as such by the Lender and the Borrower;

“Security Perfection Requirements” means the pledge registrations required under the Share Pledge Agreements, as well as all appropriate registrations, necessary authorisations and other actions required under any Security Documents in connection with the Security thereunder;

“Statutory Reservation” means (i) a statutory restriction on enforcement relating to insolvency law, reorganization law or any other law affecting creditor’s rights generally; or (ii) expiration of time of validity of claim pursuant to statute of limitations;

“Escrow Agreement” means the escrow agreement executed among the Borrower, the Lender and the Account Bank in respect of the Escrow Account;

“Escrow Account” means the bank account opened by the Borrower with the Account Bank which is used for receiving the proceeds from Facility B Loan made hereunder and under the joint supervision of the Borrower and the Lender;

“Affiliate” means, in relation to any entity, a Subsidiary of that entity or a holding company of that entity or any other Subsidiary of that holding company;

“Share Pledge Agreements” means New BEST Freight WFOE Share Pledge Agreement and (unless where it has been terminated pursuant to the relevant provisions hereof) Borrower Share Pledge Agreement and “Share Pledge Agreement” means each or either of them;

“Borrower Share Pledge Agreement” means the share pledge agreement executed among the Lender, BEST Logistics Hong Kong and the Borrower pursuant to which BEST Logistics Hong Kong pledges 23.26% of the shares it holds in the Borrower to the Lender;

“Group” means BEST Inc. and its direct or indirect Subsidiaries, as well as their respective branches (if any);

“Borrower Group” means the Borrower and its direct or indirect Subsidiaries, as well as their respective branches (if any);

“Change of Control” means that Mr. Shao-Ning Johnny Chou no longer participates in any material decisions concerning the business development and operations of the Group actually or no longer holds, whether directly or indirectly, at least 25% of the voting rights in BEST Inc.;

“Warrant Issue Agreement” means the agreement executed between (i) BEST Freight Cayman Islands and (ii) the Investor pursuant to which BEST Freight Cayman Islands shall issue a warrant to the Investor;

“Stock Warrant Exercise Date” means the date when the Investor acquires stock equity in BEST Freight Cayman Islands upon exercise of the Stock Warrant pursuant to the Warrant Issue Agreement, i.e. the Warrant Exercise Date under the Warrant Issue Agreement;

“Stock Warrant” means the option to subscribe for shares available to the Investor under the Warrant Issue Agreement;

“Finance Documents” means this Agreement, the Warrant Issue Agreement, the Security Documents, the Letter of Undertaking, the Escrow Agreement and other documents designated as such by the Borrower and the Lender;

“Initial Utilisation Date” means the date of the first utilisation made under this Agreement;

“Restricted Party” means a person that is: (i) listed on any Sanctions List; or (ii) otherwise a target of Sanctions (“target of Sanctions” means a person with whom a national of a Sanction Authority would be prohibited or restricted by law from engaging in trade, business or other activities);

“Tax” or “Taxation” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same);

“Availability Period” means the period from and including the date of this Agreement up to and including the expiration date of three (3) months following the date of this Agreement;

“Investor” means the Lender or any entity designated by it;

“Event of Default” means any of the events listed in clause 17.1 hereof;

“Permitted Security” means (i) the Security provided under the Finance Documents; (ii) the Existing Security; (iii) any Security provided for trade financing procured in the ordinary course of business from the date hereof, provided, however, that the aggregate amount of such trade financing procured by the Obligors, the Borrower Group, the BEST Freight Group and the Group shall not exceed RMB 20,000,000 at any time during the term of the Loans hereunder; (iv) any Security provided from the date hereof for the financing procured by the Obligors, the Borrower Group, the BEST Freight Group or the Group from banks and other financial institutions, provided, however, that the proceeds from such financing shall be used solely for meeting the working capital requirements of the Obligors, the Borrower Group, the BEST Freight Group or the Group; and (v) any other Security approved by the Lender in writing;

“Permitted Financial Indebtedness” means (i) any indebtedness incurred or permitted to be incurred under the Finance Documents; (ii) the Existing Financial Indebtedness; (iii) any Financial Indebtedness incurred in the ordinary course of business from the date of this Agreement; and (iv) any other Financial Indebtedness approved by the Lender in writing;

“Existing Security” means the Security listed in Part I of Schedule IV hereto;

“Existing Financial Indebtedness” means the financial indebtedness listed in Part II of Schedule IV hereto;

“Conditions Precedent” means the conditions set out in clause 4.1 hereof;

“Obligors” means the Borrower, the Pledgors and the parties (other than the Lender and the Investor) to any Finance Documents and “Obligor” means each or any one of them;

“Business Day” means a day on which the banks in the PRC are open for general corporate business (other than a Saturday or Sunday (unless such banks are required by the day-off provisions in the PRC to be open on such day) or a statutory holiday);

“Account Bank” means China Citic Bank, Hangzhou Sijiqing Specialty Sub-branch for Small and Micro Businesses (中信银行杭州四季青小微企业专营支行);

“Material Adverse Effect” means a material adverse effect on (i) the property, financial condition or operations of any Obligor or of the Borrower Group, the BEST Freight Group or the Group taken as a whole; or (ii) the ability of any Obligor to perform its obligations under any Finance Document;

“Conversion Option” means the conversion option available to the Lender under clause 7 hereof;

“Conversion Option Exercise Date” means the date when the Investor acquires direct stock equity in the Borrower upon the conversion by the Lender of the Converted Amount pursuant to the provisions of clause 7 hereof;

“Sanctions” means the economic sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by the United Nations, the PRC, the United States, the European Union and other applicable government or international organizations (collectivelly, the “Sanction Authorities”);

“Sanctions List” means any similar list maintained by, or public announcement of Sanctions designation made by, any of the Sanction Authorities;

“Subsidiary” means in relation to any company or legal entity, a company or legal entity (a) which is controlled, directly or indirectly, by the first mentioned company or legal entity; (b) more than half the issued shares/share capital of which is beneficially owned, directly or indirectly by the first mentioned company or legal entity; or (c) which is a Subsidiary of another Subsidiary of the first mentioned company or legal entity;

“Final Maturity Date” means the expiration date of twelve (12) months from the Initial Utilisation Date.

2	The Facilities

Subject to the terms of this Agreement, the Lender makes available to the Borrower:

(a)	Facility A in an aggregate amount up to RMB 500,000,000 (in words: RMB Five Hundred Million); and
(b)	Facility B in an aggregate amount up to RMB 100,000,000 (in words: RMB One Hundred Million).
3	Utilisation
3.1

During the Availability Period, the Borrower may make drawing under the Loans only upon having submitted to the Lender a properly executed utilisation request (“Utilisation Request”) in such form as set out in Schedule III hereto. Upon receipt of each Utilisation Request, the Lender shall remit the proceeds from the drawing requested therein into a bank account designated by the Borrower on the proposed utilisation date (as specified in the Utilisation Request) in accordance with the provisions hereof. The date when said proceeds have been received into the bank account designated by the Borrower shall be the actual utilisation date (“Actual Utilisation Date”).

3.2	Each Utilisation Request will not be regarded as having been duly completed and submitted unless:
(a)	all Conditions Precedent have been satisfied at the time of submission of the Utilisation Request;

(b)

the Utilisation Request shall be submitted to the Lender no later than 10:00 a.m. on a Business Day at least five (5) Business Days (or such shorter period as may be agreed by the Lender) prior to the proposed utilisation date;

(c)	the proposed utilisation date is a Business Day within the Availability Period;
(d)	only one Loan may be requested in each Utilisation Request;
(e)	the Utilisation Request identifies the Facility to be utilised;
(f)	the amount of the proposed drawing shall not exceed Facility A or Facility B, as the case may be;
(g)	the account specified in the Utilisation Request for the receipt of the proceeds from the proposed drawing complies with the provisions of clause 12.1 (drawing account);
(h)	the curreny specified in the Utilisation Request shall be RMB; and
(i)	all blanks contained in the Utilisation Request have been properly filled out.
3.3	Unless otherwise agreed by the Lender, the Borrower may submit only one Utilisation Request for the utilisation of Facility A and only one Utilisation Request for the utilisation of Facility B.
4	Conditions of Utilisation
4.1	Conditions precedent for utilisation of Facility A

Unless and until all of the following conditions have been satisfied or waived by the Lender, the Lender shall be under no obligation to make any advance under Facility A Loan to the Borrower, and the Borrower shall not submit any Utilisation Request for the utilisation of Facility A:

(a)	Obligors

The Borrower shall provide the Lender with the copies of:

(i)

the current constitutional documents (including but not limited to business license, legal representative and members of board of directors, as well as articles of association and amendments thereto) of each Obligor incorporated in the PRC;

(ii)

the current constitutional documents (including but not limited to certificate of incorporation, certificate(s) of incorporation on change of name (if any), memorandum and articles of association and amendments thereto, register of directors, register of members, register of mortgages and charges (if any), and certificate of incumbency and certificate of good standing (both to be issued within thirty (30) days prior to the date of the Utilisation Request) (if applicable)) of each Obligor incorporated outside the PRC; and

(iii)	the resolution adopted by the competent authority of each Obligor (as determined in accordance with its memorandum and articles of association and other constitutional documents)
(A)	approving the terms of the Finance Documents to which it is a party and authorizing it to execute and perform such Finance Documents;
(B)	authorizing one or more persons to execute the Finance Documents to which it is a party on its behalf; and
(C)	authorizing one or more persons to execute all documents and notices under the Finance Documents to which it is a party on its behalf; and
(iv)	the specimen signature of each authorized person mentioned in (iii) above;
(b)	Finance Documents

The following documents have been duly executed and made effective:

(i)	this Facility Agreement;
(ii)	the Warrant Issue Agreement;
(iii)	the Letter of Undertaking; and
(iv)	the Share Pledge Agreements.
(c)	Pledge registration

The relevant parties to each Share Pledge Agreement has properly completed the registration procedures in connection with the share pledge thereunder with the competent administration for market regulation and provided the Lender with a certificate of such share pledge registration issued by the competent administration for market regulation.

(d)	Other conditions
(i)

The Borrower has provided the Lender with the unaudited financial statements (i.e. profit statements) for 2020 and management accounts containing the major financial data for Q1 2021 of BEST Freight Business immediately preceding the completion of BEST Freight Reorganization;

(ii)

The representations made by the Obligors under the Finance Documents are true and accurate in all material aspects with reference to the facts and circumstances existing at the time of the making of such representations;

(iii)	No Event of Default has occurred or is continuing and the utilisation of such Facility will not result in any Event of Default; and
(iv)	No event having a Material Adverse Effect has occurred.
4.2	Conditions precedent for utilisation of Facility B

Unless and until all of the following conditions have been satisfied or waived by the Lender, the Lender shall be under no obligation to make any advance under Facility B Loan to the Borrower, and the Borrower shall not submit any Utilisation Request for the utilisation of Facility B:

(a)	Conditions precedent for utilisation of Facility A

All of the conditions precedent for utilisation of Facility A set out in clause 4.1 shall have been satisfied or waived by the Lender. Any such condition precedent which has been satisfied or waived by the Lender in accordance with the provisions of clause 4.1 above shall be deemed to have been satisified or waived by the Lender under this clause 4.2(a), and the Borrower does not have to provide any further evidence of satisfaction or waiver of such condition precedent in connection with the utilisation of Facility B.

(b)Finance Documents

The Escrow Agreement has been duly executed and made effective.

(c)	Escrow Account

The Escrow Account has been properly opened.

4.3	Termination of Borrower Share Pledge Agreement

Once BEST Freight Reorganization has closed by the Final Maturity Date, then upon the Borrower’s written notice, the Lender shall cooperate with BEST Logistics Hong Kong in terminating the Borrower Share Pledge Agreement and cancelling all share pledge registrations related thereto within ten (10) Business Days.

However, the Lender shall in no way be liable for any delay in such termination or cancellation which is attributable to the Borrower.

4.4

Within six (6) months following the Initial Utilisation Date, the Borrower shall provide the Lender with the audited financial statements for 2020 of BEST Freight Business immediately preceding the completion of BEST Freight Reorganization. For the avoidance of doubt, if the value of net assets of BEST Freight Business immediately preceding the completion of BEST Freight Reorganization as stated in the audited financial statements for 2020 provided pursuant to this clause 4.4 is less than the value of net assets stated in the unaudited financial statements for 2020 provided pursuant to clause 4.1(d), then the Lender shall be entitled to require that the fair market value of BEST Freight Cayman Islands or the Borrower directly or indirectly owning the Reorganized BEST Freight Business under the clause 6 (Stock Option) and clause 7 (Conversion Option) should be calculated by reference to the audited financial statements for 2020, other than the unaudited financial statements for 2020.

4.5

The Borrower shall procure that (1) BEST Freight Hong Kong shall, within one (1) month from the execution date of the New BEST Freight WFOE Share Pledge Agreement, have the share pledge agreement and the pledge thereunder registered with Hong Kong Companies Registry and provide the Lender with a certificate of such pledge registration issued by Hong Kong Companies Registry; and that (2) BEST Logistics Hong Kong shall, within one (1) month from the execution date of the Borrower Share Pledge Agreement, have the share pledge agreement and the pledge thereunder registered with Hong Kong Companies Registry and provide the Lender with a certificate of such pledge registration issued by Hong Kong Companies Registry.

5	Loan Term and Repayment
5.1

The term of each Loan described above shall last from the Initial Utilisation Date through the Final Maturity Date. On the Final Maturity Date, the Borrower shall pay off all Loan principal and all unpaid interest, default interest and other amounts (if any) payable in respect of such Loan in a lump sum.

5.2	The Borrower shall procure that the Consideration for Sale of BEST Express shall first be applied towards the payment of the amounts payable under this Agreement.
5.3

In the event that the Borrower fails or declares that it is unable to pay off all amounts payable hereunder by the Final Maturity Date in accordance with the provisions hereof, without prejudice to any other rights available to it hereunder, the Lender has the right (but not the obligation) to take any one or more of the following acts:

(a)	to require that the Borrower continue to perform its obligations hereunder and pay off all amounts payable hereunder;
(b)

to instruct the Investor to exercise its rights under the Warrant Issue Agreement and require BEST Freight Cayman Islands and the Borrower to apply all proceeds received under the Warrant Issue Agreement and clause 6 (Stock Option) below towards the payment of all amounts payable hereunder which remain outstanding at that time; and/or

(c)	to exercise the Conversion Option in respect of all outstanding debts owing to it hereunder pursuant to clause 7 (Conversion Option) below,

and if there are still any amounts payable hereunder remaining outstanding following the exercise by the Lender of the rights provided in this clause 5.3, the Borrower shall have the obligation to pay off such outstanding amounts to the Lender.

6	Stock Warrant
6.1

If the Lender exercises the right under clause 5.3(b) above, without prejudice to any other rights available to it hereunder and subject to clause 6.2 below, the Lender has the right to, upon at least ten (10) Business Days’ prior written notice to the Borrower, instruct the Investor to subscribe for the direct stock equity in BEST Freight Cayman Islands with an amount (“Share Subscription Price”) up to the aggregate amount of all outstanding principal, interest and default interest accrued on the Loan(s) hereunder as of date of giving of a stock warrant exercise notice (which has the meaning set out in the Warrant Issue Agreement for “Warrant Exercise Notice”) pursuant to the provisions of this Agreement and the Warrant Issue Agreement.

The number of shares the Investor will acquire in BEST Freight Cayman Islands with the Share Subscription Price upon the exercise of the Stock Warrant pursuant to the preceding paragraph shall be the higher of:

(a)

x = (the total number of shares (calculated on fully-diluted basis) in BEST Freight Cayman Islands as of the date of giving of the stock warrant exercise notice + x) * 11.63% * Share Subscription Price / the aggregate amount of all outstanding principal, interest and default interest accrued on the Loan(s) hereunder as of date of giving of the stock warrant exercise notice; and

(b)

y = (the total number of shares (calculated on fully-diluted basis) in BEST Freight Cayman Islands as of the date of giving of the stock warrant exercise notice + y) * Share Subscription Price / the fair market value (calculated by reference to (without limitation) the post-money valuation of BEST Freight Cayman Islands following the latest round of financing and other customary valuation methods) of BEST Freight Cayman Islands as of date of giving of the stock warrant exercise notice; provided, however, that if the fair market value of BEST Freight Cayman Islands as calculated above is less than USD 1,000,000,000, then reference to the fair market value of BEST Freight Cayman Islands in said computational formula shall mean 80% of such fair market value so calculated; provided, however, that BEST Freight Cayman Islands shall not issue any new shares or make any share subscription plan or similar arrangement (whether such offering has actually closed or not) at any time during the period from the date of giving of the stock warrant exercise notice through the Stock Warrant Exercise Date (both inclusive) (“Period for Determination of Number of Subscribed Shares in BEST Freight Cayman Islands”), and that if BEST Freight Cayman Islands has issued any new shares or made any share subscription plan or similar arrangement at any time during the Period for Determination of Number of Subscribed Shares in BEST Freight Cayman Islands, references to the total number of shares in BEST Freight Cayman Islands as of the date of giving of the stock warrant exercise notice in (a) and (b) above shall include such new shares or any shares covered in such share subscription plan or similar arrangement (whether such offering has actually closed or not).

6.2

If there are still any amounts payable hereunder remaining outstanding following the exercise by the Lender of the Stock Warrant pursuant to clause 6.1 above, the Lender still has the right to take any one or more of the other acts set out in clause 5.3.

6.3

The Borrower shall procure that BEST Freight Cayman Islands shall issue shares to the Investor pursuant to the provisions of this Agreement and the Warrant Issue Agreement so as to ensure the realization of the Investor’s Stock Warrant under this clause 6.

6.4

If the Investor exercises the Stock Warrant against BEST Freight Cayman Islands pursuant to the provisions of this Agreement and the Warrant Issue Agreement, the Borrower shall ensure that (1) the amount of the outstanding Loan principal incurred hereunder shall not exceed RMB 500,000,000 before the Investor has paid any Share Subscription Price pursuant to the provisions of the Warrant Issue Agreement and that (2) subject to applicable laws, each instalment (which has the meaning set out in the Warrant Issue Agreement for “Instalment”) of Share Subscription Price paid by the Investor to BEST Freight Cayman Islands upon the exercise of the Stock Warrant shall be applied in the following order:

(a)	by BEST Freight Cayman Islands in a form permitted by applicable laws to make investment in or provide lending to BEST Freight BVI/BEST Freight Hong Kong;
(b)

by BEST Freight BVI/BEST Freight Hong Kong in a form permitted by applicable laws to make investment in or provide lending to New BEST Freight WFOE with all funds received from BEST Freight Cayman Islands under (a) above;

(c)	by New BEST Freight WFOE in a form permitted by applicable laws to make payment to the Borrower with all funds received from BEST Freight BVI/BEST Freight Hong Kong under (b) above; and
(d)

by the Borrower to pay all Loan principal, interest, default interest and liquidated damages incurred hereunder which remain outstanding at that time with all funds received under (c) above according to the Lender’s requirements.

For the avoidance of doubt, (1) provided that all governmental approvals, filings, registrations and other formalities required to be obtained or completed in connection with the execution of the steps set out in the 1st paragraph of this clause 6.4 have been obtained or completed (and the Borrower shall procure that related members of the BEST Freight Group shall through their best efforts complete such formalities), the Borrower shall ensure that each instalment of Share Subscription Price paid by the Investor to BEST Freight Cayman Islands upon the exercise of the Stock Warrant shall be forwarded to the Borrower and applied towards the payment of the Loan principal, interest, default interest and liquidated damages incurred hereunder which remain outstanding at that time; (2) said instalment of Share Subscription Price shall in all cases be forwarded to the Borrower and applied towards the payment of the Loan principal, interest, default interest and liquidated damages incurred hereunder which remain outstanding at that time within twenty (20) Business Days (“Share Subscription Price Recovery Period”) following the Investor’s payment thereof, and immediately upon the payment of any portion of such outstanding Loan principal, interest, default interest and liquidated damages in this way, the Lender shall issue a written confirmation to the Borrower, confirming the payment of such portion; and (3) the Borrower shall procure that any inter-company lending occurring within the Group as a result of or in connection with the application of said Share Subscription Price (including any and all instalments thereof) in accordance with the steps set out in the 1st paragraph of this clause 6.4 shall (i) be repaid timely upon reasonable request by the Lender and not be released by the relevant member of the Group in any ways or (ii) shall be converted into shares in the borrower within the time limit reasonably requested by the Lender.

6.5

For the avoidance of doubt, if all instalments of Share Subscription Price are applied towards the payment of any outstanding amounts due hereunder within the respective Share Subscription Price Recovery Periods in accordance with clause 6.4 above, then during the period from the time when the Lender elects to exercise the right provided in clause 5.3(b) (subject to the giving of a stock warrant exercise notice) through the time when the Share Subscription Price Recovery Periods for all such instalments have expired, the obligation to pay interest, default interest and liquidated damages set out herein shall be suspended or terminated. If any instalment of Share Subscription Price has not been applied towards the payment of any outstanding amounts due hereunder within the respective Share Subscription Price Recovery Period in accordance with clause 6.4 above, then in relation to such instalment, the obligation to pay interest, default interest and liquidated damages set out herein shall not be suspended or terminated pursuant to the preceding sentence.

6.6

For the avoidance of doubt, if the Lender instructs the Investor to exercise the Stock Warrant by giving a stock warrant exercise notice to the Borrower pursuant to clause 6.1 hereof, then the aggregate stock warrant exercise price (which has the meaning set out in the Warrant Issue Agreement for “Aggregate Warrant Exercise Price”) the Lender instructs the Investor to pay for subscribing for direct stock equity in BEST Freight Cayman Islands shall not exceed the aggregate amount of all outstanding principal, interest and default interest accrued on the Loan(s) hereunder as of date of giving of such stock warrant exercise notice, and once such stock warrant exercise notice has been given, neither the aggregate stock warrant exercise price specified in such stock warrant exercise notice nor the number of shares the Investor is entitled to acquire in BEST Freight Cayman Islands upon the exercise of the Stock Warrant pursuant to the stock warrant exercise notice shall be affected in any ways even if the Borrower has thereafter paid off any outstanding amounts due hereunder.

7	Conversion Option
7.1

If the Lender exercises the right under clause 5.3(c) above, without prejudice to any other rights available to it hereunder and subject to clause 7.2 below, (to the extent permitted by applicable laws) the Lender has the right to, upon at least ten (10) Business Days’ prior written notice (“Conversion Option Exercise Notice”) to the Borrower, instruct the Investor to convert up to the aggregate amount of any outstanding principal, interest and default interest accrued on the Loan(s) hereunder as of date of giving of the Conversion Option Exercise Notice (“Converted Amount”) into the Investor’s direct equity investment in the Borrower pursuant to the provisions of this Agreement.

The number of shares the Investor will acquire in the Borrower upon the exercise of the Conversion Option pursuant to the preceding paragraph shall be the higher of:

(a)

m = (the total number of shares (calculated on fully-diluted basis) in the Borrower as of the date of giving of the Conversion Option Exercise Notice + m) * 11.63% * Converted Amount / the aggregate amount of all outstanding principal, interest and default interest accrued on the Loan(s) hereunder as of the date of giving of the Conversion Option Exercise Notice; and

(b)

n = (the total number of shares (calculated on fully-diluted basis) in the Borrower as of the date of giving of the Conversion Option Exercise Notice + n) * Converted Amount / the fair market value (calculated by reference to (without limitation) the post-money valuation of the Borrower following the latest round of financing and other customary valuation methods) of the Borrower as of the date of giving of the Conversion Option Exercise Notice; provided, however, that if the fair market value of the Borrower as calculated above is less than USD 1,000,000,000, then reference to the fair market value of the Borrower in said computational formula shall mean 80% of such fair market value so calculated;

provided, however, that the Borrower shall not issue any new shares or make any share subscription plan or similar arrangement (whether such offering has actually closed or not) at any time during the period from the date of giving of the Conversion Option Exercise Notice through the Conversion Option Exercise Date (both inclusive) (“Period for Determination of Number of Converted Shares in Borrower”), and that if the Borrower has issued any new shares or made any share subscription plan or similar arrangement at any time during the Period for Determination of Number of Converted Shares in Borrower, references to the total number of shares in the Borrower as of the date of giving of the Conversion Option Exercise Notice in (a) and (b) above shall include such new shares or any shares covered in such share subscription plan or similar arrangement (whether such offering has actually closed or not).

7.2

To the extent permitted by applicable laws, if there are still any amounts payable hereunder remaining outstanding following the exercise by the Lender of the Conversion Option pursuant to clause 7.1 above, the Lender still has the right to take any one or more of the other acts set out in clause 5.3.

7.3

To the extent permitted by applicable laws, if the Lender exercises the Conversion Option against the Borrower pursuant to this clause 7, within one (1) month following the giving by the Lender of a Conversion Option Exercise Notice (or such longer period as may be agreed by the Lender):

(a)

the Borrower and the Investor shall (and the Borrower shall procure that its shareholders shall) execute a capital increase and subscription agreement (“Subscription Agreement”) in a form agreed upon by all parties thereto in respect of the capital contribution to made by the Investor to the Borrower upon the exercise of the Conversion Option under this clause 7. The Subscription Agreement shall be drafted based on the Converted Amount specified in the Conversion Option Exercise Notice and the shareholding ratio to be held by the Investor in the Borrower upon the exercise of the Conversion Option;

(b)

the Borrower shall cause its internal competent authority to adopt a resolution or decision authorizing capital contribution to made by the Investor to the Borrower upon the exercise of the Conversion Option under this clause 7 and approving the amended or newly drafted memorandum and articles of association and shareholders’ agreement (if any) of the Borrower reflecting said capital contribution. For the avoidance of doubt, if it is proposed that any new shareholder be admitted into the Borrower following the execution of this Agreement, the Borrower shall, subject to compliance with this Agreement and upon having obtained the Investor’s prior written consent, fully inform such new shareholder of the existence of the Investor’s right hereunder and require it to make the same undertaking to waive any pre-emptive right it may have with respect to the capital increase in the Borrower (upon the Investor’s exercise of the Conversion Option) as if it were among the existing shareholders of the Borrower prior to be formally being admitted into the Borrower as shareholder;

(c)	the Borrower shall enter the Investor’s name in its register of shareholders in respect of the shares the Investor is entitled to acquire in the Borrower upon the exercise of the Conversion Option;
(d)

the Borrower shall complete the registration procedures in connection with said capital increase with the competent administration for market regulation and provide the Investor with a certificate of change or similar certificate issued by the competent administration for market regulation in respect of such registration, certifying that the Investor’s name has been entered in the Borrower’s register of shareholders in respect of the shares the Investor is entitled to acquire in the Borrower upon the exercise of the Conversion Option; and

(e)

the Borrower shall ensure that all other internal approvals (including but not limited to shareholder’s consent, as well as waiver of pre-emptive right and right of first refusal) and other governmental authorisations, consents, approvals and registrations required of it to give effect to the exercise of the Conversion Option under this clause 7 are obtained, and related parties shall fully cooperate with each other in timely obtaining and completing such authorisations, consents, approvals and registrations.

8	WFOE Share Transfer

If (i) the Borrower fails to make repayment pursuant to the provisions of this Agreement; (ii) BEST Freight Cayman Islands fails to issue shares to the Investor pursuant to the provisions of this Agreement and the Warrant Issue Agreement, or the Borrower fails to apply the Share Subscription Price paid by the Investor against the issuance of shares to the Investor by BEST Freight Cayman Islands in accordance with the provisions of this Agreement and the Warrant Issue Agreement towards the payment of the amounts payable hereunder; or (iii) the Borrower fails to issue shares to the Investor pursuant to the provisions of this Agreement:

(a)

subject to applicable laws and regulations, the Lender shall have the right to, upon at least ten (10) Business Days’ advance notice to the Borrower, have the shares in New BEST Freight WFOE and/or (at the Lender’s option) (unless where the Borrower Share Pledge Agreement has been terminated pursuant to the provisions hereof) the Borrower which are pledged under the Share Pledge Agreements and of a fair market value equal to 120% of the aggregate amount of all outstanding principal, interest and default interest accrued on the Loan(s) hereunder as of the WFOE Share Transfer Date (as defined below) transferred to the Lender or a person designated by it (“WFOE Share Transfer”); and

(b)	the Borrower shall procure that New BEST Freight WFOE, the Borrower, BEST Freight Hong Kong and BEST Logistics Hong Kong shall cooperate with said share transfer.

The term “WFOE Share Transfer Date” above shall mean the date when the WFOE Share Transfer has been completed and all authorisations, consents, approvals, resolutions, permits, filings, notarization or registrations required in connection therewith have been obtained or such other date as may be designated as such by the Lender.

9	Cancellation of Unutilised Facilities

Unless otherwise agreed by the Parties, any part of the Facilities which remains undrawn at the end of the Availability Period shall be automatically and immediately cancelled and may not be reinstated thereafter.

10	Prepayment
10.1	Voluntary prepayment
(a)

The Borrower may prepay all or part of the Loan principal and interest by giving the Lender a notice of prepayment (“Notice of Voluntary Prepayment”) at least ten (10) Business Days (or such shorter period as may be agreed by the Lender) prior to the proposed prepayment date. For the avoidance of doubt, (save and except for the amounts payable under clause 10.1(c)) the Borrower shall be under no obligation to pay any default interest or liquidated damages in respect of any voluntary prepayment made prior to the Final Maturity Date.

(b)	Each Notice of Voluntary Prepayment shall specify the amount and date of the proposed prepayment.
(c)

All interest and/or default interest (if any) and other amount (if any) payable and incurred in connection with any Loan principal proposed to be prepaid as at the proposed prepayment date shall be paid together with such Loan principal.

10.2	Compulsory prepayment

If (i) the Sale of BEST Express closes prior to the Final Maturity Date of any Loan made hereunder; (ii) in addition to BEST Freight Reorganization, the Group also sells, transfers, assigns or otherwise disposes of any assets owned by it of which the total market value reaches or exceeds 5% of the value of net assets of the Group on December 31, 2020 (as stated in the audited financial statements); or (iii) any Change of Control occurs:

(a)	the Borrower shall immediately notify the Lender of such circumstance; and

(b)

the Lender shall have the right to send a notice (“Notice of Compulsory Prepayment”) to the Borrower, requiring the Borrower to pay off all outstanding amounts payable under the Finance Documents within ten (10) Business Days following the giving of the Notice of Compulsory Prepayment or such longer period as may be decided by the Lender.

Provided, however, that in the case of the event described in (ii) above, if (x) the director(s) appointed by Alibaba Investment Limited (阿里巴巴投资公司) and its Affiliates for the board of directors of the Group approve(s) such event, or (y) the Lender gives a written consent to such event, then no compulsory prepayment under this clause 10.2 will be triggered by the occurrence of such event.

10.3	Basic principles for prepayment
(a)

Any notice of prepayment given by the Borrower pursuant to this clause 10 is irrevocable. Unless otherwise stated herein, such notice of prepayment shall specify the date and amount of the proposed prepayment and the Borrower shall make the proposed prepayment on the prepayment date specified therein.

(b)

Any repayment or prepayment under this Agreement shall be made together with the interest and default interest (if any) accrued on and other amount (if any) payable in respect of the amount repaid or prepaid.

(c)	No amount prepaid pursuant to this clause 10 will be available for redrawing.
11	Interest
11.1	Loan interest rate and interest payment
(a)

Subject to the provisions of clause 11.1(b) below, interest shall accrue on the Loans hereunder at 0.36% per annum and the Borrower shall pay all interest accrued on the Loans in a lump sum on the Final Maturity Date.

(b)

If the closing of Sale of BEST Express does not take place within 6 months following the Initial Utilisation Date, then interest shall accrue on the Loans hereunder at 6% per annum (with retroactive effect from the Actual Utilisation Date).

11.2	Calculation of interest

Interest payable on each Loan for each year shall be calculated as follows: the sum of the principal amount actually outstanding on that Loan per day in that year * the annual interest rate agreed in this Agreement / 360.

11.3	Default interest
(a)

If the Borrower fails to fully pay any amount payable by it on its due date, interest shall accrue on such overdue amount from the due date up to the date of actual payment at a rate which is equal to the higher of 0.05% per diem and the applicable maximum rate then permitted by law (“Default Interest Rate”).

(b)

Any interest (“Default Interest”) accruing at the Default Interest Rate shall be immediately due and payable. Unpaid Default Interest arising on an overdue amount will be compounded with the overdue amount at the Default Interest Rate.

(c)	The right of the Lender to charge Default Interest shall be without prejudice to any other rights or remedies available to the Lender under any Finance Documents or under applicable laws.
11.4	Liquidated damages

If any Obligor fails to fully pay any amount payable by it on its due date, in addition to the Default Interest set out in clause 11.3 above, such Obligor shall pay liquidated damages equal to 20% of such overdue amount to the Lender. Such liquidated damages shall be immediately due and payable. Unpaid liquidated damages arising on an overdue amount will be compounded with the overdue amount at the Default Interest Rate.

12	Account and Currency
12.1	Drawing account
(a)	When the Borrower makes drawing under Facility A Loan, the Lender shall remit the amount of the principal of that Loan into the following bank account of the Borrower:

Beneficiary’s Bank: China Merchants Bank, Hangzhou Branch

Account Name: BEST Logistics Technologies (China) Co., Ltd. (百世物流科技(中国)有限公司)

A/C No.: 571905546310301

(b)	When the Borrower makes drawing under Facility B Loan, the Lender shall remit the amount of the principal of that Loan into the Escrow Account.
12.2	Account receiving repayment

The Borrower shall remit the amount of any repayment of the Loan principal, interest and other sums payable into the account designated by the Lender by a separate notice given to the Borrower.

12.3	Currency of payment

Unless otherwise agreed by the Parties, all payments hereunder shall be paid in RMB.

13	Purpose
13.1	Committed purpose
(a)	The Borrower shall use all amounts borrowed by it under Facility A as its working capital to pay the costs and expenses necessary for the daily operations of the Borrower Group.
(b)

The Borrower shall deposit all amounts borrowed by it under Facility B into the Escrow Account and, subject to clause 15 (Representations, Warranties and Undertakings) and other relevant clauses hereof, the Borrower may obtain financing from a bank with said amounts in the Escrow Account to be used as collateral, provided, however, that the tenor of such financing shall not expire later than the Final Maturity Date. The Lender shall provide the Borrower with timely and reasonable support and cooperation in connection with the creation of said Security which complies with the agreement between the Parties.

13.2	Monitoring
(a)

The Lender has the right to monitor and verify the application of the amounts borrowed pursuant to this Agreement. The Borrower shall cooperate with the Lender in the management of the disbursement of the Loan proceeds, the post-disbursement management, as well as related inspections. The Lender may carry out said monitoring and verification by (without limitation): (i) requiring the Borrower to provide valid documentation certifying the application of any amount borrowed pursuant to this Agreement; (ii) performing account analysis, voucher verification or onsite investigation with respect to the application of such amount; and (iii) any other ways allowed by applicable laws and regulations.

(b)

Notwithstanding the provisions of paragraph (a) above, the Lender shall in no way be liable to the Borrower or any regulatory authority for any actual use by the Borrower of any amount borrowed pursuant to this Agreement.

14	Tax
(a)

All taxes payable in respect of all Loan amounts (including but not limited to principal, interest, default interest, fees, as well as liquidated damages) hereunder will be charged separately from such amounts and shall be for the account of the Borrower (or the Obligors) and paid to the Lender in full.

(b)

Reference to taxes in paragraph (a) above shall mean all applicable taxes under the PRC Laws, including but not limited to value-added tax and related surcharges, (to the extent applicable to this Agreement) and stamp duty.

15	Representations, Warranties and Undertakings
15.1	Obligors’ Representations

The Borrower (on behalf of itself and the other Obligors and/or the other members of the Group (as the case may be)) makes the following representations and statements to the Lender with respect to each day until all debts owed under the Finance Documents have been fully paid and discharged:

(a)	Each Obligor is a company duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation.
(b)

Each Obligor has necessary capacity for civil conduct and capacity for civil right to own its assets, carry on its business as it is being conducted, and execute and perform the Finance Documents to which it is a party.

(c)

All internal corporate authorisations required for each Obligor to execute and perform the Finance Documents to which it is a party have been obtained and are in full effect, and such Finance Documents have been validly executed by its legal representative or authorized signatory.

(d)

Save and except for any applicable Statutory Reservation, as well as the Security Perfection Requirements, all necessary approvals, permits, consents, registrations and filings required for each Obligor to lawfully own its assets, carry on its business as it is being conducted, and execute and perform the Finance Documents to which it is a party have been obtained and are in full effect.

(e)

Subject to any applicable Statutory Reservation, as well as the Security Perfection Requirements, the obligations expressed to be assumed by each Obligor in each Finance Document to which it is a party are legal, valid, binding and enforceable.

(f)

The execution and performance by each Obligor of the Finance Documents to which it is a party do not and will not conflict with: (i) any contract, agreement or other instrument binding upon it or its assets; (ii) its shareholders’ agreement, memorandum and articles of association and other corporate governance documents; and/or (iii) any laws or regulations.

(g)

No litigation, arbitration, administrative proceeding, judicial or administrative enforcement procedure or other proceeding of similar nature brought against any Obligor, any member of the Borrower Group, any member of the BEST Freight Group or any member of the Group which has or may have a Material Adverse Effect on the performance by it of any Finance Document to which it is party has occurred or exists.

(h)

No winding-up, dissolution, liquidation, bankruptcy, reorganization, composition, restructuring or analogous proceedings are instituted by or against any Obligor, any member of the Borrower Group, any member of the BEST Freight Group or any member of the Group.

(i)	No Event of Default under any Finance Document is continuing.
(j)

The Obligors, the members of the Borrower Group, the members of the BEST Freight Group or the members of the Group comply with all laws and regulations applicable to them in all material aspects and have not violated any laws or regulations concerning their business and operations (except where the violation of such laws or regulations would not have any Material Adverse Effect).

(k)	The payment obligations of each Obligor under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors.
(l)	No event or circumstance having a Material Adverse Effect has occurred.
(m)

Save and except for the Permitted Security, no security interest has been created or subsists over any asset of any Obligor, any member of the Borrower Group, any member of the BEST Freight Group or any member of the Group; and save and except for the Permitted Financial Indebtedness, none of the Obligors, the members of the Borrower Group, the members of the BEST Freight Group and the members of the Group has any Financial Indebtedness.

15.2	Obligors’ Warranties and Undertakings

The Borrower shall (and shall procure that the other Obligors and/or the other members of the Group (as the case may be) shall) make the following warranties and undertakings to the Lender until all debts owed under the Finance Documents have been fully paid and discharged:

(a)	The payment obligations of each Obligor under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors.
(b)

Each of the Obligors, the members of the Borrower Group, the members of the BEST Freight Group and the members of the Group shall maintain its corporation status legal, continuing and validly existing and ensure that it has necessary capacity for civil conduct and capacity for civil right to perform the Finance Documents to which it is a party.

(c)

Each of the Obligors, the members of the Borrower Group, the members of the BEST Freight Group and the members of the Group shall ensure its compliance with all laws and regulations concerning its business and operations in all aspects, including but not limited to any laws and regulations related to environment protection and taxation, as well as laws and regulations, governmental rules and industry regulatory measures related to energy conservation and emission reduction (except where the non-compliance with such laws or regulations would not have any Material Adverse Effect).

(d)

Each Obligor shall timely obtain, comply with, and maintain in full effect, all necessary approvals, permits, consents, registrations and filings required for it to perform the Finance Documents to which it is a party.

(e)

The Obligors, the Borrower Group, the BEST Freight Group and the Group shall ensure that no security interest (other than the Permitted Security) shall be created or subsist over any of their assets without the Lender’s prior written consent.

(f)

Without the Lender’s prior written consent, the Obligors, the Borrower Group, the BEST Freight Group and the Group shall not incur any Financial Indebtedness, other than the Permitted Financial Indebtedness.

(g)

Save and except for Sale of BEST Express and BEST Freight Reorganization, each of the Obligors, the Borrower Group, the BEST Freight Group and the Group shall ensure that no assets owned by it of which the total market value reaches or exceeds 5% of its value of net assets on December 31, 2020 (as stated in the audited financial statements) shall be sold, transferred, assigned or otherwise disposed of, whether in a single or multiple transactions or in a series of related transactions, without the Lender’s prior written consent.

(h)	Without the Lender’s prior written consent, or unless for the purpose of paying any amounts payable hereunder, no Obligor shall distribute or pay any profits or dividends in any ways.
(i)

Save and except for BEST Freight Reorganization and Sale of BEST Express, none of the Obligors, the Borrower Group, the BEST Freight Group and the Group shall enter into any amalgamation, spin-off or contract operation without the Lender’s prior written consent.

(j)

Save and except for BEST Freight Reorganization and Sale of BEST Express, none of the Obligors, the Borrower Group, the BEST Freight Group and the Group shall acquire, establish or invest in any company, business, asset or enterprise or make any other external investment or equity investment without the Lender’s prior written consent.

(k)

Without the Lender’s prior written consent, none of the Obligors, the Borrower Group, the BEST Freight Group and the Group shall make any loan to or enter with any other form of contractual commitment or arrangement of similar effect with any other party, except those external loans made in the ordinary course of business.

(l)	Without the Lender’s prior written consent, no Change of Control shall occur.
(m)

Unless and until all debts owed under the Finance Documents have been fully and unconditionally paid and discharged, none of the Obligors, the Borrower Group and the BEST Freight Group shall pay and discharge any other debt with a final maturity date no earlier than that of the debts under the Finance Documents without the Lender’s prior written consent, provided, however, that if any Security has been provided for the payment of such other debt, then such Security may be used to pay and discharge such other debt at a price agreed upon with the provider, or may be auctioned or sold, with the proceeds derived therefrom to be used to pay and discharge such other debt.

(n)	Without the Lender’s prior written consent, no Obligor shall substantially change its primary business or main business scope as it is being conducted as of the date of this Agreement.
(o)

Without the Lender’s prior written consent, no Obligor shall change its shareholders’ agreement, memorandum and articles of association or other constitutional documents (except where such change would not have any Material Adverse Effect).

(p)	At any point in time while the Loans remain outstanding:
(i)

the aggregate fair value (calculated by reference to (without limitation) the post-money valuation of New BEST Freight WFOE and the Borrower following the latest round of financing and other customary valuation methods) of the shares of New BEST Freight WFOE and the Borrower pledged under the Share Pledge Agreements shall not be less than 2 times the outstanding amount due under the Finance Documents (“Minimum Security Coverage Ratio”);

(ii)

in case that the Minimum Security Coverage Ratio is not satisfied, and within 10 Business Days upon the Lender’s notice, the Borrower shall procure that BEST Freight Hong Kong and/or BEST Logistics Hong Kong shall pledge additional shares in New BEST Freight WFOE and/or the Borrower to the Lender and complete the registration procedures in connection with such additional share pledge so as to satisfy the Minimum Security Coverage Ratio;

provided that the Minimum Security Coverage Ratio has been reached for at least three consecutive months, any additional share pledge in excess of the Minimum Security Coverage Ratio may be released within ten (10) Business Days upon the Borrower’s written application and upon the Lender’s consent; and

(iii)

the Lender has the right to at any time calculate the fair value of the shares of New BEST Freight WFOE and/or the Borrower pledged under the Share Pledge Agreements, and the Borrower shall provide such materials (including but not limited to audit reports and evaluation reports) in form and substance satisfactory to the Lender as may be reasonably requested by the Lender (at most once quarterly) to perform valuation of such shares.

15.3	Information undertakings

The Borrower shall ensure that:

(a)	the records of and information on the use of the Loan proceeds shall be furnished to the Lender timely upon the Lender’s request.
(b)	all materials furnished to the Lender shall be true, complete and valid to the best of the Borrower’s knowledge.
(c)

each Obligor shall notify the Lender of any of the following circumstances promptly upon becoming aware of the occurrence of such circumstances: (i) any Event of Default it has known or should have known, or any potential Event of Default that could be reasonably expected to occur; and (ii) any litigation, arbitration, administrative proceeding, judicial or administrative enforcement procedure or other proceeding of similar nature brought against any Obligor or any member of the Group, or brought by any Obligor, in which the subject matter has a value equal to or exceeding RMB Ten Million.

(d)

such materials (including but not limited to audit reports and evaluation reports) in form and substance satisfactory to the Lender as may be reasonably requested by the Lender (at most once quarterly) to perform valuation of the shares in BEST Freight Cayman Islands, New BEST Freight WFOE and the Borrower shall be furnished to the Lender.

16	Anti-Money Laundering Clause
16.1

Neither the Borrower nor, to the best of the Borrower’s knowledge, any of the other Obligors, members of the Borrower Group and members of the Group and their respective employees, representatives and agents has taken or will take any acts in violation of any applicable anti-bribery legislation to directly or indirectly offer, or pay or promise to pay, or authorize or approve the payment of, or give money, property, gifts or anything of value to any Government Officials (including any officials or employees of any government or political subdivisions thereof or of any government-controlled or international public organizations, or any political parties or officials thereof or candidates for public office) with a view to influencing the official actions of such Government Officials or obtaining improper advantage; neither the Borrower nor, to the best of the Borrower’s knowledge, any of the other Obligors, members of the Borrower Group and members of the Group and their respective employees, representatives and agents has used or will use, whether directly or indirectly, any such Loan proceeds for any purposes violating any applicable anti-bribery legislation; neither the Borrower nor, to the best of the Borrower’s knowledge, any of the other Obligors, members of the Borrower Group and members of the Group and their respective employees, representatives and agents has received notice of or is aware of any claim, action, suit, proceeding or investigation against it with respect to any violation of any applicable anti-bribery legislation. Each of the Borrower and, to the best of the Borrower’s knowledge, the other Obligors, members of the Borrower Group and members of the Group and their respective employees, representatives and agents carries out their business in compliance with the applicable anti-bribery legislation in all material aspects and has taken all reasonable and prudent measures to ensure that their management, employees and agents comply with such legislation.

16.2

The business operations of each of the Obligors, the members of the Borrower Group and the members of the Group comply in all material aspects with applicable financial recordkeeping and reporting requirements in the jurisdictions where they conduct business, provisions and regulations under the applicable anti-money laundering legislation, as well as relevant provisions, regulations or rules issued, regulated and implemented by any governmental authorities (collectively, “Anti-Money Laundering Legislation”). Each of the Obligors, the members of the Borrower Group and the members of the Group carries out business operations in compliance with the Anti-Money Laundering Legislation at all times and has established and maintains policies and procedures to identify and facilitate the compliance with such laws. Neither the Borrower nor, to the best of the Borrower’s knowledge, any of the other Obligors, members of the Borrower Group and members of the Group and their respective employees, representatives and agents has engaged or conspired to engage in any transactions intended to avoid or circumvent any Anti-Money Laundering Legislation, or has been involved in any pending or, to the best of the Borrower’s knowledge, threatened action, suit or proceeding brought by or before any court or any government agency, authority or department or arbitrator with respect to the Anti-Money Laundering Legislation. The Borrower shall (and shall procure that the other Obligors, members of the Borrower Group or members of the Group shall) deliver to the Lender all certificates or other evidence as may be requested by the Lender from time to time to verify its compliance with this clause 16.2.

16.3

Each of the Obligors, the members of the Borrower Group and the members of the Group (including their respective employees, representatives and agents) shall not violate the Anti-Money Laundering Law of the PRC and other relevant laws and regulations, any applicable laws and regulations related to anti-terrorism financing or Sanctions, as well as the Lender’s anti-money laundering related provisions; shall not violate the applicable anti-money laundering laws and regulations in any jurisdiction where it was incorporated, has a registered office or a place of business, or conducts business; shall not violate any other applicable anti-money laundering laws or regulations; and shall ensure that the application of any amount borrowed pursuant to this Agreement shall not violate the laws and regulations of the PRC and that the sources of the funds used for advancing or repaying the Loans hereunder shall not involve money laundering, terrorism financing or any other activities in any project subject to Sanctions imposed by the United Nations, the PRC or other international organizations or countries.

16.4	To the best of the Borrower’s knowledge, none of the Obligors, the members of the Borrower Group and the members of the Group (including their respective employees):
(a)	is a Restricted Party, or is owned or controlled or acting on behalf of any Restricted Party; or
(b)	is located or was incorporated or resides in a country or territory that is subject to Sanctions (including but not limited to Iran and North Korea) (“Sanctioned Country”); or
(c)	was once or has been or is being involved in any transaction, activity or act which could reasonably be expected to result in it becoming a Restricted Party; or
(d)	whether directly or indirectly, engages in any transaction, activity or act which could reasonably be expected to result in Sanctions being imposed upon it; or
(e)	has received notice of or is aware of any action, suit, proceeding or investigation against it with respect to Sanctions.
16.5

The Borrower shall not, whether directly or indirectly, use, lend, contribute or otherwise make any such Loan proceeds available to any subsidiary, joint venture partner or any other person to fund or assist in any activities or business of such person in any country or region which is or at the time of the provision of such funding or assistance, is a Sanctioned Country, or in any other manner that would result in any person (including any person participating in the Loans, whether as underwriter, consultant, investor or otherwise) being in breach of any Sanctions.

16.6

The Borrower shall not (and shall procure that the other Obligors, members of the Borrower Group and members of the Group and their respective directors and management shall not), whether directly or indirectly, use any proceeds derived from any transactions or actions involving any persons subject to Sanctions to fund all or part of any repayment or advance payment payable pursuant to or under this Agreement. The Borrower shall (and shall procure that the other Obligors, members of the Borrower Group and members of the Group shall) implement and maintain appropriate policies and procedures to prevent any acts which would breach this provision.

17	Events of Default
17.1	Events of Default

Each of the events or circumstances set out in the following sub-clauses of this clause 17 is an Event of Default:

(a)	Non-payment

Any Obligor does not pay on the due date any amount payable pursuant to this Agreement in the currency in and in the method in which it is expressed to be payable unless its failure to pay is caused by administrative or technical error and payment is made within five (5) Business Days following its due date.

(b)	Misappropriation of loan proceeds

Any Obligor uses any Loan proceeds for any purpose other than as agreed herein.

(c)	Misrepresentation

Any representation or statement made by any Obligor in any Finance Document is incorrect, incomplete or misleading in any material respect, and such misrepresentation fails to be remedied within ten (10) Business Days following the giving by the Lender of a written notice thereof.

(d)	Breach of agreements or other obligations

Any Obligor does not comply with the obligations under any Finance Document or does not perform or comply with any other obligations in accordance with the provisions of this Agreement and fails to cure such breach within ten (10) Business Days following the giving by the Lender of a written notice of such breach or upon such Obligor’s awareness of such breach (whichever is the earlier).

(e)	Cross default

Unless where all debts owed under the Finance Documents have been fully paid and discharged, any bonds and/or Financial Indebtedness of the Obligors, the members of the Borrower Group, the members of the BEST Freight Group or the members of the Group of which the total amount reaches or exceeds RMB 5,000,000 (in words: RMB Five Million) is not paid when due.

(f)	Insolvency

Unless where all debts owed under the Finance Documents have been fully paid and discharged:

(i)	a moratorium is declared in respect of any indebtedness of any Obligor, any member of the Borrower Group, any member of the BEST Freight Group or any member of the Group.
(ii)

any Obligor, any member of the Borrower Group, any member of the BEST Freight Group or any member of the Group commences negotiations with any one or more of its creditors with a view to rescheduling or otherwise restructuring any of its indebtedness.

(iii)

any Obligor, any member of the Borrower Group, any member of the BEST Freight Group or any member of the Group ceases to or suspends making payments on any of its debts generally, or is unable or admits inability to pay its debts as they fall due, or is presumed or deemed by any competent governmental authority, court, arbitration institution or other authority or organization to be unable to pay its debts, or declares that it will not pay its debts as they fall due.

(g)	Liquidation and bankruptcy

Unless where all debts owed under the Finance Documents have been fully paid and discharged, any winding-up, dissolution, liquidation, bankruptcy, reorganization, composition, restructuring or analogous proceedings are instituted by or against any Obligor, any member of the Borrower Group, any member of the BEST Freight Group or any member of the Group, and such proceedings fail to be lifted within twenty (20) Business Days following their commencement.

(h)	Execution

Unless where all debts owed under the Finance Documents have been fully paid and discharged, any assets of any Obligor, any member of the Borrower Group, any member of the BEST Freight Group or any member of the Group of which the total market value or book value whichever is the lower reaches or exceeds RMB Fifty Million (RMB 50,000,000) are subject to any court judgment or arbitral award of damages against it, execution or other similar action, and such action fails to be discharged within twenty (20) Business Days following its commencement.

(i)	Material Adverse Effect

Unless where all debts owed under the Finance Documents have been fully paid and discharged, any event or circumstance having a Material Adverse Effect occurs and fails to be remedied within twenty (20) Business Days following the giving by the Lender of a written notice thereof.

(j)	Invalidity of Finance Documents

Any Finance Document becomes invalid or unenforceable.

17.2	Remedies for the Lender

While any Event of Default is continuing, the Lender may take any one or more of the following acts:

(a)	to waive such Event of Default, or to accept the remediation made of such Event of Default;
(b)

to declare that all or part of the Loans, together with accrued interest, default interest and fees, and all other amounts accrued or outstanding under this Agreement be immediately due and payable, whereupon they shall become immediately due and payable without any further notice;

(c)	to require the Borrower to pay liquidated damages in accordance with clause 11.4;
(d)	to enforce the Security Documents;
(e)

to collect and apply the bonuses, dividends or other amounts (“Distributions”) payable in respect of the collateral under the Share Pledge Agreements towards the payment of the amounts due and payable under the Finance Documents until all debts owed thereunder have been unconditionally and irrevocably paid and discharged in full; and

(f)	to exercise any other rights available to the Lender at law or under this Agreement (including but not limited to clauses 5.3 and 8).
18	Security Arrangement
18.1

As security for the payment of the debts owed by the Obligors to the Lender under the Finance Documents, the Borrower shall procure that the Pledgors shall execute the Share Pledge Agreements as required herein.

18.2

In case of occurrence of any Event of Default, the Obligors shall ensure that the amount of any Distributions received by them in relation to the collateral under the Share Pledge Agreements shall be paid to the Lender or an Affiliate designated by the Lender to pay and discharge the debts owed under the Finance Documents.

19	Notices
19.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or e-mail or letter.

19.2	Addresses

The address, fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

If to the Lender:

Mailing Address: 26/F, Tower One, Times Square, 1 Matheson Street, Causeway Bay, Hong Kong

Attention: Lead Transaction Counsel

E-mail: legalnotice@list.alibaba-inc.com

Telephone: +852 2215 5100

If to the Borrower and other Obligors:

Mailing Address: 5th Floor, Block A, Huaxing Modern Industry Park, No. 18 Tangmiao Road, Xihu District, Hangzhou

Postal Code: 310013

Attention: Shao-Ning Johnny Chou / Gloria Fan / George Chow

E-mail: jchou@best-inc.com / Gloria.Fan@best-inc.com / georgechow@best-inc.com

Telephone: +86-571-88995656

or any substitute address, fax number or department or officer as the Borrower may notify to the Lender (or the Lender may notify to the Borrower, if a change is made by the Lender) by not less than five (5) Business Days’ prior notice.

The Borrower undertakes and the other Obligors agree that the Borrower shall be appointed as agent of the Obligors in relation to the service of notices under the Finance Documents, and any such notice served on the Borrower shall be deemed to have been served on the other Obligors, vice versa.

19.3	Delivery
(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will be effective:
(i)	if by way of fax, only when received in legible form; or
(ii)	if by way of letter, only when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

and, if a particular department or officer is specified as part of its address details provided under Clause 19.2 (Addresses), shall be addressed to that department or officer.

(b)

Any communication or document to be made or delivered to the Lender will be effective only when actually received by the Lender and then only if it is expressly marked for the attention of the department or officer identified with the Lender’s signature below (or any substitute department or officer as the Lender shall specify for this purpose).

(c)	Any communication or document made or delivered to the Borrower in accordance with this clause 19 shall be deemed to have been made or delivered to the other Obligors.
(d)	Any communication or document which becomes effective, in accordance with paragraphs above, after 5.00 p.m. in the place of receipt shall be deemed to become effective on the following day.
19.4	Electronic communication
(a)

Any communication to be made or delivered between any two parties to any Finance Document under or in connection with such Finance Documents may be made or delivered by electronic mail or other electronic means (including by publishing such communication on a secure website), if the relevant parties:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(ii)	notify each other of any change to their electronic mail address or any other such information supplied by them at least five Business Days prior to the making of such change.
(b)

Any electronic communication made or document delivered between the parties to any Finance Document will be effective only when actually received (or provided) in readable form and in the case of any electronic communication made or document delivered by the Borrower to the Lender, only if it is addressed in such a manner as the Lender may specify for this purpose.

(c)

Any communication or document sent or provided under or in connection with any Finance Document which becomes effective for the purpose of this Agreement, in accordance with the foregoing provisions, after 5.00 p.m. in the place of receipt shall be deemed to become effective on the following day.

Any reference to communications sent or received or documents served in the Finance Documents shall be construed to include communications or documents provided in accordance with this clause 19.

19.5	Service of process
(a)

If any legal document addressed to the Borrower is delivered by hand or registered mail to the Borrower at the address specified in clause 19.2 hereof or at the last known registered office or principal place of business of the Borrower as recorded by the Lender, it shall be deemed to have been duly served on the Borrower even if it was returned to the sender.

(b)

The Borrower further agrees that it accepts legal documents served via e-mail. Any legal document sent via e-mail by a judicial authority to the Borrower at the e-mail address as recorded by the Lender shall be deemed to have been served on the Borrower.

(c)

Without prejudice to the generality of the foregoing, for the purpose of service of process, a legal document returned to the sender shall be deemed to have been delivered on the date of return if such return is attributable to any of the following causes: the address and other contact details provided by the Borrower are inaccurate, or any change of such address and/or other contact details fails to be communicated to the Lender in a timely manner, or the Borrower otherwise fails to sign for such legal document that has been delivered to it at such address for any reason.

(d)	In no event shall the right of the Lender to serve documents in any other ways allowed by any applicable law be affected.

20	Set-off and Order of Payment
20.1

The Lender may offset any debts owed to any Obligor by it or any of its Subsidiaries/Affiliates under any other agreement which have become due (“Set-off Debts”) against any claims the Lender has to any Obligor under any Finance Document which have become due. If such debts and claims are denominated in different currencies, then for the purpose of said set-off, the Lender may convert any of such debts and claims at the applicable exchange midrate published by the People’s Bank of China on the date of the Lender’s notice of set-off.

20.2	The Obligors shall pay any amounts payable under the Finance Documents without any set-off.
20.3

If the Lender receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Lender shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(a)	first, in or towards the payment of any unpaid charges, fees and expenses and other amounts owed to the Lender under the Finance Documents;
(b)	secondly, in or towards the payment of any accrued fruits, interest, default interest, fees (other than as provided in (a) above) or commission due but unpaid under the Finance Documents;
(c)	thirdly, in or towards the payment of any principal (other than as provided in (b) above) due but unpaid under the Finance Documents; and
(d)	fourthly, in or towards the payment of any other sums due but unpaid under the Finance Documents.

The Lender may vary the order set out in paragraphs (a) to (d) above at its sole discretion.

21	Confidentiality

The Parties agree and acknowledge that any oral or written information exchanged between them in connection with this Agreement or required to be exchanged between them under this Agreement shall be confidential information. Each Party shall keep confidential, and without written consent of the other Party, not to disclose to any third parties, any such information, except (1) where such information has been in public domain through no disclosure by the receiving Party; (2) where such information is required to be disclosed by the relevant stock exchange or by a relevant competent authority pursuant to applicable laws, regulations or ordinances; or (3) that the receiving Party may disclose such information to its shareholders, directors, employees, legal counsels, financial advisors or Affiliates which need to know the same for justified business needs; provided, however, that such persons to whom such information has been disclosed shall be bound by the obligations of confidentiality similar to those set out in this clause 21, and that any unauthorized disclosure by any such person of such information shall be deemed to be made by the receiving Party, which shall be held liable for such breach of this Agreement. This clause shall survive any termination of this Agreement.

22	Miscellaneous
22.1	Proof of indebtedness

The Lender shall, in accordance with its conventional business practices, make accounting entries and records related to this Agreement in its books of accounts. The accounting document issued by the Lender certifying the debts owed to the Lender by the Borrower under this Agreement shall, in the absence of manifest error, be the conclusive evidence of such debts.

22.2	Rights cumulative

No failure or delay by the Lender in exercising any of its rights hereunder shall be deemed to be waiver of such right, and no single or partial exercise of any such right shall preclude any other or further exercise of such right or the exercise of any other right. The rights and remedies provided in this Agreement are cumulative and do not exclude any other rights or remedies available to the Lender at law.

22.3	Severability

If any provision hereof becomes illegal, invalid or unenforceable at any time, the legality, validity or enforceability of the remainder hereof shall not be affected or impaired in any ways.

23	Governing Law and Dispute Resolution
23.1	Governing law

This Agreement and the rights and obligations of the Parties hereunder shall be governed by and construed in accordance with the PRC Laws.

23.2	Dispute resolution

Either Party may bring a lawsuit before any court of competent jurisdiction in the jurisdiction of incorporation of the Lender to resolve any dispute arising out of or in connection with this Agreement, which cannot be settled through negotiation.

24	Costs and Expenses
24.1	Transaction expenses

Within six (6) Business Days upon the Lender’s request, the Borrower shall reimburse the Lender for all costs and expenses (including legal fees, as well as external financial and tax adviser fees) reasonably incurred in connection with the negotiation, preparation, printing, execution and perfection of the following documents, provided, however, that the maximum amount of such costs and expenses will not exceed RMB 500,000 (unless otherwise approved by the Borrower in advance in writing):

(a)this Agreement and any other documents referred to herein; and

(b)any other Finance Documents executed following the date of this Agreement.

24.2	Amendment costs

If:

(a)an Obligor makes a request for amendment, waiver or consent; or

(b)any amendment is required or expressly stated under a Finance Document,

within six (6) Business Days upon the Lender’s request, the Borrower shall reimburse the Lender for all costs and expenses (including legal fees, as well as external financial and tax adviser fees) reasonably incurred in connection with responding to, evaluating, negotiating or complying with such request or requirement, provided, however, that no such cost or expense may be incurred without prior written approval of the Borrower.

24.3	Enforcement costs

Within six (6) Business Days upon the Lender’s request, the Borrower shall reimburse the Lender for all costs and expenses (including legal fees, as well as external financial and tax adviser fees) reasonably incurred in connection with the enforcement or preservation of any rights under any Finance Documents, or resulting from any legal proceedings brought by or against the Lender which arise out of or in connection with the Lender’s execution of any Finance Documents, or taking or holding of any Security, or enforcement of such rights.

25	Novation
25.1	Without prior written consent of the Lender, the Borrower shall not assign any of its rights and obligations hereunder to any third party.
25.2

The Lender has the right to require the Borrower to assign all or any of its financial obligations hereunder in relation to Facility A Loan to New BEST Freight WFOE, and in such case, upon the Lender’s request, the Borrower shall (and shall procure that New BEST Freight WFOE shall) take all necessary acts as may be required to consummate such assignment (including but not limited to executing relevant assignment agreement of such financial obligations) and shall procure that New BEST Freight WFOE shall not release the Borrower from any liabilities owing to New BEST Freight WFOE which arise from the assignment of such financial obligations in any ways.

26	Survival

For the avoidance of doubt, even after the Borrower has paid off the Loans and other amounts payable under this Agreement, clauses 6.4, 6.6 and 25.2 of this Agreement shall continue in full force and effect and the Borrower shall still be bound by these clauses.

27	Effectiveness

This Agreement shall become effective as of the date when (i) the Lender has affixed its common seal to it and (ii) the legal representative/authorized signatory of the Borrower has signed and the Borrower has affixed its common seal to it.

The original Agreement has been drawn up in four counterparts with equal legal effect, of which the Parties shall each hold two.

Schedule I BEST Express Companies

Schedule I

Schedule II Reorganization Plan

Schedule II

Schedule III Form of Utilisation Request

Schedule III

Schedule IV Existing Security and Existing Financial Indebtedness

Schedule IV

Signature Page to Facility Agreement

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

Borrower

BEST Logistics Technologies (China) Co., Ltd. (百世物流科技(中国)有限公司) (seal)

By:	/s/ Shao-Ning Johnny Chou

Signature Page to Facility Agreement

Signature Page to Facility Agreement

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

Lender

Alibaba (China) Technology Co., Ltd. (阿里巴巴(中国)网络技术有限公司)

(seal)

Signature Page to Facility Agreement